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                                                                      Exhibit 11

Roper Industries, Inc.
Statement re: computation of per share earnings

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
                                                     Years ended October 31,
                                         ----------------------------------------------
                                            1996              1995              1994
                                         ----------        ----------        ----------
Earnings before cumulative effect of
  changes in accounting principles         $28,857           $23,271           $20,862

Cumulative effect of changes in accounting
  principles                                 -                 -                  (720)
                                           -------           -------           -------

Net earnings                               $28,857           $23,271           $20,142
                                           =======           =======           =======

Weighted average common shares
  outstanding                               15,056            14,876            14,778

Common share equivalents:
  Primary earnings (a)                         385               254               236
  Fully-diluted earnings (b)                   387               330               236

Weighted average common shares and
  common share equivalents outstanding:
    Primary earnings                        15,441            15,130            15,014
    Fully-diluted earnings                  15,443            15,206            15,014

Primary earnings per common share:
  Earnings before cumulative effect of
    changes in accounting principle          $1.87             $1.54             $1.39
  Cumulative effect of changes in
    accounting principles                    -                 -                 (0.05)
                                           -------           -------           -------

  Net earnings                               $1.87             $1.54             $1.34
                                           =======           =======           =======

Fully-diluted earnings per common share:
  Earnings before cumulative effect of
    changes in accounting principle          $1.87             $1.53             $1.39
  Cumulative effect of changes in
    accounting principles                    -                 -                 (0.05)
                                           -------           -------           -------

  Net earnings                               $1.87             $1.53             $1.34
                                           =======           =======           =======


   (a)  Stock options outstanding are included in the calculation of primary earnings per share by applying the "Treasury Stock" method.  Such calculations are made using the average daily market prices during the fiscal year.

   (b)  Stock options outstanding are included in the calculation of fully-diluted earnings per share by applying the "Treasury Stock" method.  Such calculations are made using the higher of average daily market prices during the fiscal year and the price at year end.


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